UniPixel Enters into Equity Purchase Agreement

with L2 Capital, LLC

For Immediate Release

Contact:

Joe Diaz, Robert Blum, Joe Dorame

Lytham Partners, LLC

602-889-9700

unxl@lythampartners.com

Santa Clara, CA – August 10, 2017 - UniPixel, Inc. (NASDAQ: UNXL), a provider of advanced solutions to the touchscreen and flexible electronics markets, today announced entering into an equity purchase agreement with L2 Capital, LLC, a Kansas limited liability company. The Company is offering up to approximately 13.1 million shares of common stock in an indirect primary offering consisting of an equity line of credit.

The offering is being made pursuant to a prospectus supplement dated and filed with the Securities and Exchange Commission on August 10, 2017 and an accompanying prospectus dated July 10, 2015, under the Company’s shelf registration statement on Form S-3 declared effective by the SEC on January 10, 2015 (File No. 333-200316).

Under the terms of the equity purchase agreement, UniPixel has the right to “put,” or sell, up to 13.1 million shares of common stock to L2 Capital for an investment amount (subject to adjustment) based upon a per share price equal to the greater of (i) $0.36 or (ii) 90% of the market price quoted for UniPixel common stock. Pricing will be based on the five-day volume weighted average price (“VWAP”) following the put notice.

Other terms include:

●	UniPixel will decide exclusively when to “put” shares to L2 Capital. L2 Capital cannot compel the Company to put shares at any time.

●	L2 Capital will not engage in “short-selling” of the Company’s common shares.

●	Term of the agreement is through July 9, 2018.

●	Put volume is permitted up to 1.5 times prior 10 days trading volume, capped at $1 million.

●	Puts are permitted every 10 trading days.

L2 Capital is considered an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Any broker-dealers or agents that are involved in resales of put shares may be deemed “underwriters.” The Company will receive proceeds from the sale of shares put directly to L2 Capital pursuant to the equity purchase agreement, however the Company will not receive any proceeds from the resale of the put shares by L2 Capital thereafter.

The Benchmark Company, LLC has acted as the sole placement agent in connection with the Offering.

The Company today issued a Form 8-K filing with the Securities and Exchange Commission to provide greater detail on the terms of this transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About UniPixel

UniPixel, Inc. (NASDAQ: UNXL) develops and markets advanced solutions for the touchscreen and flexible electronics markets. The Company’s roll-to-roll electronics manufacturing process patterns fine line conductive elements on thin films. The company markets its technologies for touch panel sensor, cover glass replacement, and protective cover film applications under the XTouch™ and Diamond Guard™ brands. For further information, visit www.unipixel.com.

Forward-looking Statements

All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statement regarding “puts” pursuant to the equity purchase agreement. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology. These statements are based on management’s current expectations. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. These risks, uncertainties, and other factors include, but are not limited to, the ability to recognize revenues, the ability to extend product offerings into new areas or products, the ability to compete in our current markets, the ability to commercialize licensed technology, unexpected occurrences that deter the “bring to market” plan for products, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, our ability to attract and retain qualified personnel, our ability to raise additional capital, the ability to move product sales to production levels, the success of product sales in new markets or of recently produced product offerings, the ability to enforce our intellectual property rights and those set forth under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to UniPixel as of the date hereof, and UniPixel assumes no obligation to update any forward-looking statement.

Trademarks in this release are the property of their respective owners.